Exhibit 99.3

Consent

I, Tyler Henritze, hereby consent to being named in the proxy statement/prospectus included in the Registration Statement on Form S-4 filed by BRE Select Hotels Corp (including any amendments to such Registration Statement) in connection with the Agreement and Plan of Merger, dated as of November 29, 2012, among Apple REIT Six, Inc., BRE Select Hotels Holdings LP and BRE Select Hotels Corp as a person who will become a director of the surviving corporation of the transaction, BRE Select Hotels Corp.

/s/ Tyler Henritze
Tyler Henritze

Dated: January 18, 2013